As filed with the Securities and Exchange Commission on October 27, 2020
Registration Statement No. 333-224868
Registration Statement No. 333-228426
Registration Statement No. 333-233289

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-224868
POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 REGISTRATION STATEMENT NO. 333-228426
POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-233289
ON
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CALIFORNIA RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1311	46-5670947
(State or other jurisdiction of incorporation or organization)	(Primary Standard industrial Classification Code Number)	(I.R.S. Employer Identification No.)

27200 Tourney Road, Suite 200 Santa Clarita, California		91355
(Address of Principal Executive Offices)		(Zip Code)
Michael L. Preston
Senior Executive Vice President, Chief Administrative Officer and General Counsel
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
(Name and address of agent for service)
(888) 848-4754
(Telephone number, including area code, of agent for service)
Copy to:
Sarah K. Morgan
Scott D. Rubinsky
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
California Resources Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:
1.    Registration Statement No. 333-224868, filed with the SEC on May 11, 2018;
2.    Registration Statement No. 333-228426, filed with the SEC on November 16, 2018, as amended by the post-effective amendment No. 1 filed on February 26, 2020, post-effective amendment No. 2 filed on February 26, 2020 and post-effective amendment No. 3 filed on March 27, 2020; and
3.    Registration Statement No. 333-233289, filed with the SEC on August 14, 2019, as amended by the post-effective amendment No. 1 filed on February 26, 2020 and post-effective amendment No. 2 filed on March 27, 2020.
As previously disclosed, on July 15, 2020, the Registrant and certain of its subsidiaries (collectively with the Registrant, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Debtors obtained joint administration of their chapter 11 cases under the caption In re California Resources Corporation, et al., Case No. 20-33568 (DRJ). The Registrant’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on October 13, 2020, and the Registrant emerged from the bankruptcy proceedings on October 27, 2020 (the “Effective Date”). On the Effective Date, all equity securities of the Registrant were cancelled pursuant to the Plan. These Post-Effective Amendments are being filed as a result of the Registrant’s reorganization and the cancellation of its equity securities.
The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused these Post-Effective Amendments on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clarita, State of California, on October 27, 2020.

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Roy M. Pineci
Roy M. Pineci
Senior Vice President
No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.